Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Mama’s Creations, Inc. on Forms S-3 (File Nos. 333-275206 and 333-272398), S-8 (File Nos. 333-270476 and 333-224260), and S-1 (No. 333-270087) of our report dated April 8, 2025, with respect to our audits of the consolidated financial statements of Mama’s Creations, Inc. as of January 31, 2025 and for the fiscal year then ended, and our report dated April 8, 2025 with respect to our audit of internal control over financial reporting of Mama’s Creations, Inc. as of January 31, 2025, which reports are included in this Annual Report on Form 10-K of Mama’s Creations, Inc. for the fiscal year ended January 31, 2025.
Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ UHY LLP
New York, New York
April 8, 2025